Exhibit 4.49

First Supplemental Deed Poll Guarantee and Indemnity

relating to the Deed Poll Guarantee and Indemnity dated 29 April 2005 (as amended and supplemented from time to time)

Countrywide Home Loans, Inc. (“CHL”)

Bank of America Corporation (“Corporation”)

Mallesons Stephen Jaques

Level 50

Bourke Place

600 Bourke Street

Melbourne Vic 3000

Australia

T +61 3 9643 4000

F +61 3 9643 5999

DX 101 Melbourne

Contents First Supplemental Deed Poll Guarantee and Indemnity

1 Assumption	2

Assumption of the Notes	2
Name	2
Benefit and entitlement	2
Rights independent	3
Noteholders bound	3
Direction to hold this First Supplemental Deed Poll Guarantee and Indemnity	3

2 Miscellaneous	3

Effect of this First Supplemental Deed Poll Guarantee and Indemnity	3
Guarantee Remains in Full Force and Effect	3
Guarantee and First Supplemental Deed Polls Guarantee and Indemnity Construed Together	3
Confirmation and Preservation of Guarantee	4
Severability	4
Terms Defined in the Guarantee	4
Addresses for Notices to the Corporation.	4
Headings	4
Benefits of First Supplemental Deed Poll Guarantee and Indemnity	5
Counterparts	5
Governing law.	5

(i)

First Supplemental Deed Poll Guarantee and Indemnity

Date:	7 November 2008

By:	COUNTRYWIDE HOME LOANS, INC., a company incorporated with limited liability in the State of New York (“CHL”)

And:	BANK OF AMERICA CORPORATION, a company incorporated with limited liability in the State of Delaware (“Corporation”)

In favour of:	Each person who is from time to time a Noteholder (as defined in the Note Deed Poll (defined below)).

Recitals:

A.	Countrywide Financial Corporation (formerly known as Red Oak Merger Corporation) (“CFC”) assumed, pursuant to a First Supplemental Note Deed Poll dated 1 July 2008, certain obligations of the Issuer under the Note Deed Poll dated 29 April 2005 (as so supplemented on 1 July 2008, the “Note Deed Poll”), in connection with a A$3,500,000,000 Medium Term Note Programme (the “Programme”).

B.	The Corporation has subsequently assumed under a Second Supplemental Note Deed Poll (the “Second Supplemental Note Deed Poll”) certain obligations of CFC under the Note Deed Poll.

C.	CHL has provided a guarantee in respect of the Notes pursuant to a Deed Poll Guarantee and Indemnity dated 29 April 2005 in relation to the Programme (as amended and supplemented, the “Guarantee”).

D.	The Corporation and CHL entered into an Asset Purchase Agreement dated 7 November 2008, pursuant to which CHL will sell to the Corporation substantially all of CHL’s assets (the “Asset Purchase”).

E.	The Asset Purchase is expected to be consummated on 7 November 2008.

F.	Condition 4.6 of the Notes provides that in the case of a transfer of CHL’s property and assets substantially as an entirety, the person which acquires by transfer the properties and assets shall expressly assume by supplemental deed poll all the obligations of CHL under the Guarantee and the Transaction Documents.

G.	This First Supplemental Deed Poll Guarantee and Indemnity has been duly authorized by all necessary corporate action on the part of CHL and the Corporation.

H.	CHL and the Corporation are of the opinion that this First Supplemental Deed Poll Guarantee and Indemnity is not materially prejudicial to the interests of the Noteholders.

I.	CHL has delivered to the Programme Manager (as defined in the Note Deed Poll) a certificate signed by two of its directors and an opinion of counsel acceptable to the Programme Manager, stating that the Asset Purchase and this First Supplemental Deed Poll Guarantee and Indemnity comply with the Conditions (as defined in the Note Deed Poll) and all conditions precedent provided for in the Conditions (as defined in the Note Deed Poll) relating to the Asset Purchase have been complied with in accordance with Condition 4.6 of the Notes.

J.	All things necessary to make this First Supplemental Deed Poll Guarantee and Indemnity a valid deed poll and agreement according to its terms has been done.

Operative provisions:

1	Assumption

Assumption of the Notes

1.1	The Corporation hereby represents and warrants that:

(a)	it is a corporation organized and existing under the laws of the State of Delaware; and

(b)	the execution, delivery and performance of this First Supplemental Deed Poll Guarantee and Indemnity has been duly authorized by the board of directors of the Corporation.

1.2	The Corporation hereby expressly assumes the punctual performance of all the obligations, and the observance of every covenant of CHL under the Guarantee and each other Transaction Document and, in accordance with Condition 4.7 of the Note Deed Poll, the Corporation succeeds to, and is substituted for, and may exercise every right and power of, CHL under the Transaction Documents with the same effect as if the Corporation had been named as the Guarantor therein, and following such succession CHL is relieved of all obligations and covenants under the Transaction Documents.

Name

1.3	With effect from the Guarantee Effective Time specified in clause 2.1 below, the name of the Guarantor, under the Guarantee, shall be “Bank of America Corporation”.

Benefit and entitlement

1.4	This First Supplemental Deed Poll Guarantee and Indemnity is executed as a deed poll. Accordingly, each Noteholder has the benefit of, and is entitled to enforce, this First Supplemental Deed

Poll Guarantee and Indemnity against the Corporation even though it is not a party to, or is not in existence at the time of execution and delivery of, this First Supplemental Deed Poll Guarantee and Indemnity.

Rights independent

1.5	Each Noteholder may enforce its rights under this First Supplemental Deed Poll Guarantee and Indemnity independently from each other Noteholder.

Noteholders bound

1.6	Each Noteholder and any person claiming through or under a Noteholder is bound by this First Supplemental Deed Poll Guarantee and Indemnity.

Direction to hold this First Supplemental Deed Poll Guarantee and Indemnity

1.7	Each Noteholder is taken to have irrevocably nominated and authorised the Registrar to hold this deed poll in New South Wales (or such other place as the Corporation and the Registrar agree) on its behalf. The Corporation acknowledges the right of every Noteholder to the production of this First Supplemental Deed Poll Guarantee and Indemnity.

2	Miscellaneous

Effect of this First Supplemental Deed Poll Guarantee and Indemnity

2.1	Upon:

(a)	the execution and delivery of this First Supplemental Deed Poll Guarantee and Indemnity by CHL and the Corporation; and

(b)	the Effective Time (as defined in the Second Supplemental Note Deed Poll) having occurred,

(the satisfaction of paragraphs (a) and (b) being the “Guarantee Effective Time”) the Guarantee shall be supplemented in accordance with this First Supplemental Deed Poll Guarantee and Indemnity, and this First Supplemental Deed Poll Guarantee and Indemnity shall form a part of the Guarantee for all purposes, and every Noteholder shall be bound thereby.

Guarantee Remains in Full Force and Effect

2.2	Except as supplemented hereby, all provisions in the Guarantee shall remain in full force and effect.

Guarantee and First Supplemental Deed Polls Guarantee and Indemnity Construed Together

2.3	This First Supplemental Deed Poll Guarantee and Indemnity is supplemental to the Guarantee, and the Guarantee and this First Supplemental Deed Poll Guarantee and Indemnity shall be read and construed together.

Confirmation and Preservation of Guarantee

2.4	The Guarantee as supplemented by this First Supplemental Deed Poll Guarantee and Indemnity is in all other respects confirmed and preserved.

Severability

2.5	In case any provision in this First Supplemental Deed Poll Guarantee and Indemnity shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired by this First Supplemental Deed Poll Guarantee and Indemnity.

Terms Defined in the Guarantee

2.6	All capitalized terms not otherwise defined in this First Supplemental Deed Poll Guarantee and Indemnity shall have the meanings ascribed to them in the Guarantee.

Addresses for Notices to the Corporation.

2.7	Any notice or demand which by any provisions of this First Supplemental Deed Poll Guarantee and Indemnity or the Guarantee is required or permitted to be given or served on the Corporation may be given in accordance with the Guarantee or served by postage prepaid first class mail addressed (until another address is notified by the Corporation in accordance with the Conditions (as defined in the Note Deed Poll) as follows:

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

NC1-007-07-13 Corporate Treasury Division

Charlotte, North Carolina 28255

Telephone: (980) 387-3776

Facsimile: (980) 387-8794

Attention: B. Kenneth Burton, Jr.

together with a copy to:

Bank of America Corporation

Legal Department

NC1-002-29-01

101 South Tryon Street

Charlotte, North Carolina 28255

Telephone: (704) 386-4238

Facsimile: (704) 386-1670

Attention: Teresa M. Brenner, Esq.

Headings

2.8	The headings of this First Supplemental Deed Poll Guarantee and Indemnity have been inserted for convenience of reference only, are not to be considered part of this First Supplemental Deed Poll Guarantee and Indemnity and shall in no way modify or restrict any of the terms or provisions hereof.

Benefits of First Supplemental Deed Poll Guarantee and Indemnity

2.9	Nothing in this First Supplemental Deed Poll Guarantee and Indemnity or the Guarantee, express or implied, shall give to any person, other than the parties to this First Supplemental Deed Poll Guarantee and Indemnity and their successors and the Noteholders, any benefit of any legal or equitable right, remedy or claim under the Guarantee or this First Supplemental Deed Poll Guarantee and Indemnity.

Counterparts

2.10	The parties may sign any number of copies of this First Supplemental Deed Poll Guarantee and Indemnity. Each signed copy shall be an original, but all of them together represent the same instrument.

Governing law.

2.11	This First Supplemental Deed Poll Guarantee and Indemnity is governed by the law in force in New South Wales.

2.12	Clauses 16.2, 16.3 and 16.4 of the Guarantee apply to this First Supplemental Deed Poll Guarantee and Indemnity in the same manner as they apply to the Guarantee.

EXECUTED as a deed poll by each of CHL and the Corporation

Execution page

Corporation

EXECUTED AS A DEED POLL by BANK OF AMERICA CORPORATION acting under the authority of that company in the presence of:	) ) ) ) ) ) ) )
)
Signature of witness	) )	By executing this deed the authorised signatory states that it has received no notice of revocation of its signing authority
)
Name of witness (block letters))

CHL

EXECUTED AS A DEED POLL by COUNTRYWIDE HOME LOANS, INC. acting under the authority of that company in the presence of:	) ) ) ) ) ) ) )
)
Signature of witness	) )	By executing this deed the authorised signatory states that it has received no notice of revocation of its signing authority
)
Name of witness (block letters))